EXHIBIT 10.1

This Process Integration and Production Agreement (this “Agreement”) is entered into as of August 2, 2017 (the “Effective Date”), by and between SolarWindow Technologies, Inc., a Nevada corporation (“WNDW”) and TriView Glass Industries, LLC., a California corporation (“Triview”). WNDW and Triview may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

Whereas, Triview is a glass fabricator operating a manufacturing facility located at 711 South Stimson Avenue, Hacienda (City of Industry) California (the “Facility”);

Whereas, WNDW has proprietary electricity-generating coatings and processes (the “WNDW Technology”) which have been applied onto rigid and flexible glass and plastics;

Whereas, WNDW desires to establish commercial scale manufacturing methodologies and processes (the “Manufacturing Process”) to fabricate WNDW Products (as defined in Section 1 below) utilizing the WNDW Technology at the Facility (the “WNDW Goals”);

Whereas, Triview wishes to assist WNDW in integrating WNDW Technologies into Manufacturing Processes; and,

Whereas, WNDW and Triview intend to conduct the work contemplated by this Agreement in accordance with terms and conditions to be set forth in individual Statements of Work (as defined in Section 1 below).

Now, Therefore, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, the Parties hereto intending to be legally bound, agree as follows:

1. DEFINITIONS.

In addition to terms defined elsewhere in this Agreement, when used in this Agreement, capitalized terms will have the meanings as defined below. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

“Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Company Inventions” has the meaning set forth in Section 6.3.

“Competing Business” means any person which is engaged directly or indirectly in any business competing with WNDW’s in the development, production or manufacturing of electricity generating windows, or Building Integrated Photovoltaic related products or business as then carried on or planned to be carried on by WNDW or any of its subsidiaries or affiliates.

“Confidential Information” has the meaning set forth in Section 4.1.

“Disclosing Party” has the meaning set forth in Section 4.1.

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“Draft Plan” shall have the meaning set forth in Section 2.1.1.

“EH&S” has the meaning set forth in Section 2.6.

“Facility” has the meaning set forth in the Recitals to this Agreement.

“First Statement of Work” has the meaning set forth in the definition of Statement of Work.

“Intellectual Property” means all patents, copyrights, trade secrets, know-how, Inventions (whether or not patentable), discoveries, improvements, and all other intellectual property rights, including all applications and registrations with respect thereto, and all data, information, reports and any and all related documentation.

“Inventions” has the meaning set forth in Section 6.3.

“Invention Disclosure” has the meaning set forth in Section 6.4.1.

“Manufacturing Process” means the manufacturing process for (a) Product(s) integrated by WNDW at Triview pursuant to the terms of this Agreement.

“Materials” means all materials, including without limitation raw and fabricated materials and supplies to be used in the production of a WNDW Product, documents, drawings, drafts, notes, designs, computer media, electronic files and lists, including all additions to, deletions from, alterations of, and revisions in the foregoing.

“Moral Rights” has the meaning set forth in Section 6.4.2.

“Notes” has the meaning set forth in Section 5.2.1.

“Pre-production Deliverables” has the meaning set forth in Section 2.1.2.

“Pre-production Phase” has the meaning set forth in Section 2.1.

“Production Deliverables” has the meaning set forth in Section 2.3.

“Production Phase” has the meaning set forth in Section 2.2.

“Purpose” has the meaning set forth in Section 5.1.

“Qualifying Invention” has the meaning set forth in Section 6.4.4.

“Recipient” has the meaning set forth in Section 5.1.

“Representatives” has the meaning set forth in Section 5.1.

“Services” means the services to be provided by Triview or its employees or principals pursuant to this Agreement and as may be more fully detailed in the Statement of Work.

“SOP” means a standard operating procedure.

“Specifications” means the product, process, or fabrication specifications set forth in the Statement of Work or as modified by the Parties in connection with the production of a particular batch of product(s) hereunder.

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“Statement of Work” means a statement and management plan for the integration of Process and Product that is attached hereto as Appendix A or later becomes attached through an amendment by the Parties. The first Statement of Work, which is attached hereto, is numbered Appendix A-1 and is hereby incorporated and made a part of this Agreement (the “First Statement of Work”). It is contemplated that each separate project or phase in the development of the Process and shall have its own Statement of Work. As each subsequent Statement of Work is agreed to by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered as A-2, A-3, etc.

“Third Party” means any Party other than WNDW, Triview or their respective Affiliates.

“Triview Operating Documents” means the standard operating procedures, standard manufacturing procedures, raw material specifications, protocols, validation documentation, and supporting documentation used by Triview, such as environmental monitoring, for operation and maintenance of the Facility and Triview equipment used in the process of producing the WNDW Product, excluding any of the foregoing that are unique to the manufacture of WNDW Product.

“WNDW Goals” has the meaning set forth in the Recitals to this Agreement.

“WNDW Product” means glass products utilizing WNDW Technology and meeting such Specifications as may be prescribed by WNDW in the applicable Statement of Work.

“WNDW Technology” has the meaning set forth in the Recitals to this Agreement.

2. PRE-PRODUCTION AND COMMERCIAL PRODUCT MANUFACTURING.

2.1 Pre-production. As contemplated by this Agreement, the primary goal of the Parties in the pre-production phase of this Agreement (the “Pre-production Phase”) is to (i) integrate WNDW Technologies into the Manufacturing Process and (ii) build specific WNDW Products to scale at the Facility. Triview production sets the priority for effort related to this Agreement.

2.1.1 Manufacturing Process Development Phase. During the initial phase of this Agreement each of WNDW and Triview will endeavor to integrate the Manufacturing Processes required to fabricate and manufacture, on a commercial scale, WNDW Products. Triview will deliver to WNDW a draft plan for review and comment describing the activities to be performed by Triview in the Pre-production Phase (the “Draft Plan”), which following review, comment or modification by WNDW, will be incorporated, in the First Statement of Work.

2.1.2 Relative Contribution of Services and Materials. During Pre-production Phase each of WNDW and Triview will deliver (the “Pre-production Deliverables”):

(a) WNDW. WNDW will prepare, provide, and deliver the WNDW Pre-production Deliverables as more fully described and set forth on the applicable Statement of Work.

(b) Triview. Triview will prepare, provide, and deliver the Triview Pre-production Deliverables as more fully described and set forth on the applicable Statement of Work

2.2 WNDW Product Production. As contemplated by this Agreement, the primary goal of the Parties in the WNDW Product production phase (the “Production Phase”) is to fabricate specific glass WNDW Products, on a commercial scale, at the Facility.

2.3 Relative Contribution of Services and Materials. During the Production Phase each of WNDW and Triview will respectively deliver (the “Production Deliverables”):

(a) WNDW. WNDW will prepare, provide, and deliver the WNDW Production Deliverables as more fully described and set forth on the applicable Statement of Work.

(b) Triview. Triview will prepare, provide, and deliver the Triview Production Deliverables as more fully described and set forth on the applicable Statement of Work.

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2.4 Transfer Pricing. WNDW and Triview will mutually define the basis for and determine the Triview transfer pricing to WNDW for manufactured WNDW Products including, but not limited to, (i) tempered glass, (ii) laminated glass and (iii) insulating glass. The parties will mutually agree on Transfer Pricing that will include payment terms consistent with generally accepted accounting principles and industry standards.

2.5 Statement of Work. Prior to performing work contemplated under this Agreement, the Parties will collaborate to develop a Statement of Work, describing the activities to be performed by the Parties, or, if necessary, to be subcontracted by Third Parties. Once agreed to by the Parties, the Statement of Work shall be executed by each of the Parties and appended hereto as part of Appendix A. In the event of a conflict between the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of this Agreement shall control. It is understood that the Statement of Work will be from time to time amended by Parties as the work contemplated by this Agreement proceeds.

2.5.1 At a minimum, the Statement of Work will address:

(a) product-specific activities;

(b) deliverables;

(c) schedule; and

(d) requirements for standard regulatory terms and conditions, and approvals.

2.6 Access to Facility. Triview will provide reasonable access to WNDW’s employees and agents (including its independent consultants and contractors) (collectively, “WNDW Personnel”) that may participate in the production of the WNDW Product only in such capacities as may be approved in writing in advance by Triview and set forth in the applicable Statement of Work. WNDW Personnel working at the Facility are required to comply with Triview’s Operating Documents; SOPs; and Environmental, Safety & Health (“EH&S”) standards and policies. Triview is responsible for providing WNDW Personnel any EH&S training required to promote a safe work environment, and to comply with Local, State, Federal, and Triview standards and policies. WNDW Personnel working at the Facility will be and remain employees of WNDW, and WNDW will be solely responsible for the payment of compensation for such WNDW Personnel (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). WNDW covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable laws with respect to all WNDW Personnel working at the Facility.

2.7 Permits and Approvals. During the term of this Agreement, Triview will maintain any material licenses, permits and approvals necessary for the manufacture of the Product in the Facility. Triview will promptly notify WNDW if Triview receives notice that any such license, permit, or approval is or may be revoked or suspended. WNDW will assist Triview with obtaining any facility environmental permit(s) that may be required in order to execute the Statement of Work.

2.7.1 The Parties agree that:

(a) permits required or modified by equipment currently owned by Triview will be paid by Triview

(b) permits required for equipment owned by WNDW will be paid by WNDW; and

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2.8 Post Manufacturing Considerations. Upon successful (i) integration of WNDW Technologies into Manufacturing Processes and (ii) build out and commercial production of a WNDW Product, as contemplated by this Agreement, the Parties, in good faith, will explore the feasibility of entering into one or more commercial relationships or opportunities with respect to the commercial manufacture and sale of WNDW Products, including, but not limited to those potential commercial relationship listed on Appendix B hereto, as the same may from time to time be amended, modified or supplemented by the Parties in writing (collectively, the “Potential Relationships”); however, nothing in this Agreement shall require either Party to enter into any agreement or other relationship, including, but not limited to the Potential Relationships.

3. REPRESENTATIONS OF TRIVIEW.

Triview hereby represents and warrants to WNDW as follows:

3.1 Authority. Triview has the right, power, capacity and authority to enter into this Agreement and to fully perform all of his obligations hereunder and when executed and delivered this Agreement will constitute a valid and binding obligation of Triview, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2 No Violation. Triview’s entry into this Agreement does not, and will not violate any other agreement, whether written or oral, to which Triview is a Party and shall not interfere with Triview’ current employment.

3.3 Necessary Skills and Experience. Triview and WNDW represent that the Parties will work together to mutually develop the skills necessary to operate under this Agreement. Triview shall require all employees who perform Services and/or have performed Services hereunder to sign a copy of the Form of Confidentiality and Work for Hire Agreement hereto referenced as Exhibit C. The form and content of the Form of Confidentiality and Work for Hire Agreement will be mutually developed by the Parties within thirty-days (30) days of executing this Agreement. Within a mutually agreeable time between the parties, Triview shall forward copies of all of such completed forms to WNDW within five (5) days upon their execution, and within five (5) days of assigning a new employee to perform Services hereunder.

4. REPRESENTATIONS OF WNDW

WNDW hereby represents and warrants to Triview as follows:

4.1 Due Organization and Authority. WNDW is a corporation duly organized and is validly existing under the laws of the State of Nevada and has all requisite power and authority to enter into this Agreement.

4.2 No Violation. The execution, delivery and performance of this Agreement has been duly and validly authorized and when executed and delivered this Agreement will constitute a valid and binding obligation of WNDW, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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5. CONFIDENTIALITY

5.1 Mutual Confidentiality. In connection with this Agreement and solely for the purpose of achieving the WNDW Goals (the “Purpose”), either party (“Disclosing Party”) may disclose Confidential Information (as defined below) to the other party (“Recipient”). Recipient shall use the Confidential Information solely for the Purpose and, subject to Section 5.3, shall not disclose such Confidential Information other than to its attorneys, accountants, and financial advisors (collectively, “Representatives”) who: (a) need access to such Confidential Information for the Purpose; (b) are informed of its confidential nature; and (c) are bound by confidentiality obligations no less protective of the Confidential Information than the terms contained herein. Recipient shall safeguard the Confidential Information from unauthorized use, access, or disclosure using no less than a commercially reasonable degree of care. Recipient will be responsible for any breach of this Agreement caused by its Representatives. Recipient agrees to notify Disclosing Party in writing within five Business Days of any misuse or misappropriation of the Confidential Information of Disclosing Party that may come to Recipient’s attention.

5.2 Confidential Information.

5.2.1 For purposes of this Agreement “Confidential Information” means all non-public proprietary or confidential information, including, but not limited to, any trade secrets as defined under California law or the federal Defend Trade Secrets Act, of Disclosing Party/relating to Disclosing Party’s Confidential Information, in oral, visual, written, electronic, or other tangible or intangible form, whether or not marked or designated as “confidential,” that, if disclosed in writing or other tangible form, is clearly labeled as “confidential,” or if disclosed orally, is identified as confidential when disclosed and within five Business Days thereafter, is summarized in writing and confirmed as confidential, and all notes, analyses, summaries, and other materials prepared by Recipient or any of its Representatives that contain, are based on, or otherwise reflect, to any degree, any of the foregoing (“Notes”).

5.2.2 In addition Confidential Information includes all information which has or could have commercial value or other utility in the business in which WNDW is engaged or contemplates engaging or the unauthorized disclosure of which could be detrimental to the interests of WNDW, whether or not such information is identified by WNDW. By way of example and without limitation, WNDW Confidential Information includes any and all information concerning discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, data, research techniques, customer and supplier lists, marketing, sales or other financial or business information, scripts, and all derivatives, improvements and enhancements to any of the above. WNDW Information also includes like third-party information which is in WNDW's possession under an obligation of confidential treatment.

5.2.3 Anything in this Agreement to the contrary notwithstanding, Confidential Information does not include any information that: (i) is or becomes generally available to the public other than as a result of Recipient’s or its Representatives’ breach of this Agreement; (ii) is obtained by Recipient or its Representatives on a non-confidential basis from a third-party that, to Recipient’s knowledge, was not legally or contractually restricted from disclosing such information; (iii) Recipient establishes by documentary evidence, was in Recipient’s or its Representatives’ possession prior to Disclosing Party’s disclosure hereunder; or (iv) Recipient establishes by documentary evidence, was or is independently developed by Recipient or its Representatives without using any Confidential Information.

5.3 Permitted Disclosure. If Recipient or any of its Representatives is required by applicable law or a valid legal order to disclose any Confidential Information, Recipient shall notify Disclosing Party of such requirements so that Disclosing Party may seek, at Disclosing Party’s expense, a protective order or other remedy, and Recipient shall reasonably assist Disclosing Party therewith. If Recipient remains legally compelled to make such disclosure, it shall: (a) only disclose that portion of the Confidential Information that it is required to disclose; and (b) use reasonable efforts to ensure that such Confidential Information is afforded confidential treatment.

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5.4 Return or Destruction of Confidential Information. On Disclosing Party’s request, Recipient shall, at Disclosing Party’s discretion, promptly return to Disclosing Party or destroy all Confidential Information in its and its Representatives’ possession other than Notes, and destroy all Notes, and, at Disclosing Party’s written request, certify in writing the destruction of such Confidential Information; provided, however, that Recipient may retain copies of Confidential Information that are stored on Recipient’s IT backup and disaster recovery systems until the ordinary course deletion thereof. Recipient shall continue to be bound by the terms and conditions of this Agreement with respect to such retained Confidential Information.

5.5 Ownership. Disclosing Party retains its entire right, title, and interest in and to all Confidential Information, and no disclosure of Confidential Information hereunder will be construed as a license, assignment or other transfer of any such right, title, and interest to Recipient or any other person.

5.6 Expiration of Rights. The rights and obligations of the parties under this Agreement expire 5 years after the termination of this Agreement; provided that with respect to Confidential Information that constitutes a trade secret under applicable law, such rights and obligations will survive such expiration until, if ever, such Confidential Information loses its trade secret protection other than due to an act or omission of Recipient or its Representatives.

5.7. Relief for Breach. Recipient acknowledges and agrees that any breach of this Agreement will cause irreparable harm and injury to Disclosing Party for which money damages would be an inadequate remedy and that, in addition to remedies at law, Disclosing Party is entitled to equitable relief as a remedy for any such breach or potential breach, including without limitation, injunctive relief without the posting of bond or other security. Recipient waives any claim or defense that Disclosing Party has an adequate remedy at law in any such proceeding. Nothing herein shall limit the equitable or available remedies at law for Disclosing Party.

6. OWNERSHIP OF INVENTIONS; LICENSES.

6.1 Inventions Retained and Licensed. Triview has attached hereto, as Appendix C, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date: (i) Triview made, and/or (ii) belong solely to Triview or belong to Triview jointly with others or in which Triview has an interest, and that relates in any way to any of WNDW’s actual or proposed businesses, products, services, or research and development, and which are not assigned to WNDW hereunder; or, if no such list is attached, Triview represents that there are no such Inventions at the time of signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A, Triview hereby forever waives any and all rights or claims of ownership to such Inventions. Triview understands that Triview’s listing of any Inventions on Exhibit A does not constitute an acknowledgement by WNDW of the existence or extent of such Inventions, nor of Triview’s ownership of such Inventions.

6.2 Use or Incorporation of Inventions. If in the course of this Agreement, Triview uses or incorporates into a product, service, process or machine any Invention not covered by Section 6.4 in which Triview has an interest, Triview will promptly, as specified in Section 6.4.2, so inform WNDW in writing. Whether or not Triview gives such notice, Triview hereby irrevocably grants to WNDW a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

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6.3 Inventions. Triview understands that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. Triview understands this includes, but is not limited to, any new product, machine, article of manufacture, material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. Triview understands that “Company Inventions” means any and all Inventions that Triview or Triview’s Affiliates or personnel may solely or jointly author, discover, develop, conceive, or reduce to practice in connection with, or as a result of, the services performed for WNDW under this Agreement, except as otherwise provided in Section 6.7.

6.4 Assignment of Company Inventions.

6.4.1 Disclosure. Triview hereby assigns to WNDW, or its designee, and Triview agrees that Triview will make full written disclosure (the “Invention Disclosure”) to WNDW of, and will hold in trust for the sole right and benefit of WNDW, all Triview’s right, title and interest throughout the world in and to, any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights therein. Triview agrees to deliver the Invention Disclosure within two (2) weeks after the inventor first discloses the Company Invention to Triview. The Invention Disclosure should be in sufficiently complete technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose and operation of the Company Invention. The Invention Disclosure shall be marked as confidential and subject to Section 5 of this Agreement.

6.4.2 Assignment. Triview hereby assigns and agrees to assign to Company, without royalty or any other consideration except as expressly set forth herein, all worldwide right, title and interest Triview may have or acquire in and to (i) all Materials; (ii) all Company Inventions (iii) all worldwide patents, patent applications, copyrights, mask work rights, trade secrets rights and other intellectual property rights in any Innovations; and (iv) any and all “moral rights” or right of “droit moral” (collectively “Moral Rights”), that Triview may have in or with respect to any Innovations. To the extent any Moral Rights are not assignable, Triview waives, disclaims and agrees that Triview will not enforce such Moral Rights. Triview agrees that such assignment shall extend to all languages and including the right to make translations of the Materials and Innovations. Additionally, Triview agrees, at no charge to Company, but at Company's sole expense, to sign and deliver to Company (either during or subsequent to Triview's performance of the Services) such documents as Company considers desirable to evidence the assignment of all rights of Triview, if any, described above to Company and Company's ownership of such rights and to do any lawful act and to sign and deliver to Company any document necessary to apply for, register, prosecute or enforce any patent, copyright or other right or protection relating to any Innovations in any country of the world.

6.4.3. Exception to Assignments. Subject to the requirements of California Labor Code Section 2870, as described in Section 6.4.4 hereof and set forth on Appendix E hereto, and to the extent applicable, Triview understands that WNDW Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to WNDW do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any. In order to assist in the determination of which inventions qualify for such exclusion, Triview will advise WNDW promptly in writing, during and for a period of twelve (12) months immediately following the termination of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by Triview or Triview’s personnel in connection with, or as a result of, the Services performed for WNDW during the period of the Relationship

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6.4.4 Section 2870 of the California Labor Code. Anything in this Agreement to the contrary notwithstanding, Triview is not required to assign any invention, as that term is used in Section 2870 of the California Labor Code, about which Triview can prove all of the following (a “Qualifying Invention”): (a) it was developed entirely on Triview’s own time; (b) it was developed without the use of any equipment, supplies, facilities or trade secret information of the WNDW; (c) it does not relate to the WNDW’s business or the actual or demonstrably anticipated research or development of the WNDW; and (d) it does not result from any work performed by Triview for the WNDW. As to any Qualifying Invention that results in any product, production, service or development with potential commercial application, the WNDW shall have the right of first refusal to obtain exclusive rights to the Qualifying Invention and such product, production, service or development.

6.4.4 Power of Attorney. Triview hereby irrevocably designates and appoints WNDW and its duly authorized officers and agents as Triview’s agent and attorney-in-fact, to act for and in Triview’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions.

6.5 Maintenance of Records. Triview agrees to keep and maintain adequate and current written records of all Company Inventions made or conceived by Triview or Triview’s personnel (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of WNDW at all times. Triview agrees not to remove such records from WNDW’s place of business except as expressly permitted by Party’s policy which may, from time to time, be revised at the sole election of WNDW for the purpose of furthering WNDW’s business. Triview agrees to deliver all such records (including any copies thereof) to WNDW at the time of termination of the Agreement.

6.6 Patent and Copyright Rights. Triview agrees to assist WNDW, or its designee, at WNDW’s expense, in every proper way to secure WNDW’s, or its designee’s, rights in WNDW Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to WNDW or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which WNDW or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to assign and convey to WNDW or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Triview further agrees that Triview’s obligation to execute or cause to be executed, when it is in Triview’s power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. Company Inventions are included in WNDW’s Intellectual Property.

6.7 Materials. All Materials which are furnished to Triview by WNDW or which are developed in the process of performing the Services, or embody or relate to the Services, the Company Information or the Company Inventions, are the property of WNDW, and shall be returned by Triview to WNDW promptly at WNDW 's request together with any copies thereof, and in any event promptly upon expiration or termination of this Agreement for any reason. Triview is granted no rights in or to such Materials, the WNDW Information or the Company Inventions, except as necessary to fulfill its obligations under this Agreement. Triview shall not use for the benefit of, or disclose information regarding, the Materials, Company Information or Company Inventions to any third party.

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7. Non-Competition; Non-Solicitation and Non-Circumvention.

7.1 Non-Competition. During the term of this Agreement and for a period of 12 months following the termination of this Agreement, Triview will not (except as an officer, director, stockholder, employee, agent or consultant of WNDW or any subsidiary or affiliate thereof or as otherwise authorized by WNDW) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of WNDW, or in any manner influence such person to cease doing business in part or in whole with WNDW; (ii) engage in a Competing Business; or (iii) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant.

7.2 Non-Solicitation. During the term of this Agreement and for a period of 12 months following the termination of this Agreement, Triview will not directly or indirectly, whether for its account or for the account of any other individual or entity, solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were or are customers of WNDW, or prospective customers with respect to whom a sales effort, presentation or proposal was made by WNDW or its affiliates which are Competing Businesses with the Company.

7.3 No Use of WNDW Confidential Information or Intellectual Property. Anything herein to the contrary notwithstanding Triview will not use any of WNDW’s Confidential Information, WNDW Intellectual Property and Company Inventions in connection with any work or services provided by Triview to any Person, including but not limited to Persons engaged in a Competing Business.

7.4 Reasonableness of Restrictions. Triview hereby acknowledges that this provision is reasonable and necessary for the proper protection of the business, property and goodwill of WNDW and WNDW’s Business and is a material inducement for WNDW entering into this Agreement.

8. INDEMNIFICATION

8.1 Indemnification by WNDW. WNDW shall indemnify, defend and hold harmless Triview from any damages, loss, injury, death, costs, fees or expenses which arise from, or are alleged to have arisen from, any claim, lawsuit or other action by a third Party, resulting from violation or breach by WNDW of any term of this Agreement or of any statute, law or regulation governing WNDW.

8.2 Indemnification by Triview. Triview shall indemnify, defend and hold harmless, WNDW and its officers, directors, counsel and other affiliates from any damages, loss, injury, death, costs, fees or expenses which arise from, or are alleged to have arisen from any claim, lawsuit or other action by a third Party, resulting from violation or breach by Triview of any term of this Agreement or of any statute, law or regulation governing the services provided by Triview pursuant to this Agreement.

8.3 Limitation on Indemnification. Indemnification hereunder shall not apply to the extent any liability, damage, loss or expense is attributable to any negligent or wrongful act or omission, or willful malfeasance, by the Party claiming indemnification. Under no circumstances will a Party be liable for consequential, special or indirect damages of the other Party. It shall be a condition precedent to the indemnifying Party’s obligations hereunder that (a)the Party claiming indemnification immediately notifies the other Party of any risk or possible damage once the Party claiming indemnification is aware of the same, (b) that the Party claiming indemnification permits the indemnifying Party to exercise control over the defense thereof, and (c) that the Party claiming indemnification cooperates fully in connection with such defense.

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9. MISCELLANEOUS

9.1 Entire Agreement. This Agreement sets forth the entire understanding with respect to the subject matter hereof and supersedes all existing agreements, whether written or oral, between the Parties, and may be modified only by a written instrument duly executed by each of the Parties.

9.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon WNDW and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Triview, Triview shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except with the written consent of WNDW, such consent shall be in WNDW’s sole and absolute discretion.

9.3 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.4 Waivers. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of a breach of any provision hereof must be in writing.

9.5 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by WNDW and Triview and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. Section references are to sections of this Agreement unless otherwise specified.

9.6 Counterparts; Delivery by Email or Facsimile.

9.6.1 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by WNDW and Triview and delivered to the other, it being understood that WNDW and Triview need not sign the same counterpart. This Agreement may be executed by facsimile or email signature and a facsimile or email signature shall constitute an original for all purposes.

9.6.2 This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of a Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

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9.7 Further Assurances. The Parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

9.8 Arbitration. By signing this Agreement, the Parties agree that any controversy or claim arising will be resolved by binding arbitration. Binding arbitration will be conducted by a panel of three arbitrators, selected from the American Arbitration Association National Panel of Commercial Arbitrators. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s decision will be final and non-appealable and may be entered in any court having jurisdiction. Unless and until the arbitrators decide that one Party is to pay for all (or a share) of the arbitrators’ fees and expenses, both Parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators. The arbitration will be held in California, unless the Parties mutually agree in writing to another place.

9.9 Trading In WNDW Common Stock. Triview acknowledges that WNDW is a U.S. “public” company with its common stock currently quoted for trading on the OTC Markets Group Inc. OTCQB. As WNDW’s independent contractor, Triview acknowledges that he may have access to certain material, non-public information of WNDW that, if used in connection with any transaction in WNDW’s securities, could constitute a violation of the securities laws of the United States. As such, Triview agrees that it shall cause its employees and principals not to engage, directly or indirectly, in any transactions in WNDW’s common stock on the basis of any such information, including, but not limited to, providing any other individual with such information. Additionally, Triview acknowledges and agrees that in order to sell any of WNDW’s securities he owns he may be required to enter into an insider trading plan that complies with the requirements of, among others, Rule 10b-1 of the Securities Act. Without limiting the foregoing, Triview agrees that during the term of this Agreement he will not, and will not direct any broker, dealer or other individual on his behalf, to engage in any transactions related to WNDW’s securities except in compliance with such laws.

9.10 Independent Contractor; No Employee/Employer Relationship. This Agreement does not create a principal or agent, employer or employee partnership, joint venture, or any other relationship except that of independent contractors between the Parties. Nothing contained herein shall be construed to create or imply a joint venture, principal and agent, employer or employee, partnership, or any other relationship except that of independent contractors between the Parties, and neither Party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder. Furthermore, nothing in this Agreement shall be deemed to grant Triview any form of exclusivity and WNDW will be entitled to act independent, or to retain the services of others, for the purposes of achieving the WNDW Goals or otherwise.

9.11 Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the Party to which the notice, demand or request is being made by (i) certified mail, return receipt requested; (ii) nationally recognized overnight courier delivery; (iii) by facsimile transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party; (v) by email at the email address set forth below, provided confirmation of receipt is received and kept on file by the sending Party; or (v) hand delivery as follows:

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To WNDW:

SolarWindow Technologies, Inc.

10632 Little Patuxent Parkway,

Suite 406

Columbia, MD 21044

Attention: John Conklin, President and Chief Executive Officer

Email: john@solarwindow.com

Phone: (301) 579-5053

Facsimile: (607) 348-1417

To Triview:

Triview Glass Industries, LLC.

711 South Stimson Avenue

Hacienda Heights (City of Industry), CA 91745

Attention: Alex Kastaniuk, President and Chief Executive Officer

Email: akastaniuk@triviewglass.com

Phone: (800) 452-7745

Facsimile: (714) 447-0123

9.12 No Guarantee of Success. The Parties agree and acknowledge that there is no assurance or guarantee that the WNDW Goals will be achieved and that the failure to achieve the WNDW Goals for any reason, including the termination of this Agreement

9.13 Publicity. Neither Party will refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party.

9.14 Term and Termination.

9.14.1 Term. This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 1.2.2 (the “Term”).

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9.14.2 Termination.

(a) Either Party may terminate this Agreement for any reason or no reason by providing written notice specifying the date of termination of this Agreement (the “Specified Termination Date”) to the other Party (the “Termination Notice”) as follows:

(1) if the Termination Notice is delivered within six (6) months following the Effective Date, such Termination Notice must be delivered at least thirty (30) days prior to the Specified Termination Date;

(2) if the Termination Notice is delivered after six (6) months following the Effective Date but before the one (1) year anniversary of the Effective Date, such Termination Notice must be delivered at least forty-five (45) days prior to the Specified Termination Date;

(3) if the Termination Notice is delivered after one year anniversary date of the Effective Date but before the eighteen (18) month anniversary date of the Effective Date, such Termination Notice must be delivered at least sixty (60) days prior to the Specified Termination Date; and

(4) if the Termination Notice is delivered after the eighteen (18) month anniversary date of the Effective Date such Termination Notice must be delivered at least seventy-five (75) days prior to the Specified Termination Date

9.14.3 Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.14.2, except as otherwise specifically provided in this Agreement, the Parties respective rights and obligations under this Agreement shall cease (as of the Specified Termination Date) and neither party shall have any liability to the other party for any and all claims for losses, damages, or expense reimbursement.

9.15 Survival of Certain Provisions. Notwithstanding anything to the contrary contained herein, if this Agreement is terminated the provisions of Sections 2, 3, 4 and 5 of this Agreement shall survive such termination of this Agreement for any reason, or no reason, whatsoever, and continue in full force and effect.

9.16 Public Statements. The Parties and related Affiliates shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement or the work contemplated hereby and/or performed herein without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or Securities Exchange Regulations.

9.17 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California.

[SIGNATURE PAGE FOLLOWS]

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CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INVENTIONS YOU MAKE PERFORMING YOUR SERVICES, AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE COMPANY’S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO YOUR SERVICES.

TRIVIEW HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. TRIVIEW HAS COMPLETELY FILLED OUT EXHIBIT D TO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SolarWindow Technologies, Inc.		Triview Glass Industries, LLC.

By:	/s/ John Conklin	By:	/s/ Alex Kastaniuk
Name:	John Conklin	Name:	Alex Kastaniuk
Title:	President & Chief Executive Officer	Title:	President and Chief Executive Officer

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APPENDIX A

STATEMENT OF WORK

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Appendix B

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Potential Relationships

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EXHIBIT C

Form of Confidentiality and Work for Hire Agreement

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Content and structure of the Form of Confidentiality and Work for Hire Agreement will be mutually developed between the Parties and inserted as Exhibit C within thirty-days (30) days of executing this Agreement and in accordance with Section 3.3 of this Agreement .

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APPENDIX D

List of Inventions

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APPENDIX E

Limitations on Assignment of Inventions.

California Labor Code Section 2870 provides:

Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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